Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222963

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 28, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 9, 2018)

$1,000,000,000

Southwest Airlines Co.

            % Convertible Senior Notes due 2025

This is an offering by Southwest Airlines Co. of $1.0 billion aggregate principal amount of     % Convertible Senior Notes due 2025, which we refer to in this prospectus supplement as the “notes.” The notes will bear interest at the rate of     % per year and will mature on May 1, 2025, unless repurchased or converted prior to the maturity date. Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding February 1, 2025, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2020 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after February 1, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be                shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

In the event of a fundamental change, as defined in this prospectus supplement, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any. We may not redeem the notes at our option prior to the maturity date.

The notes will be unsecured and unsubordinated obligations of the Company and will rank equally with all of its other unsubordinated indebtedness. The notes will not be entitled to the benefit of any sinking fund.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “LUV.” On April 27, 2020, the last reported sales price of our common stock on the New York Stock Exchange was $29.11 per share.

Concurrently with this offering, we are conducting a public offering (the “Concurrent Common Stock Offering”) of 55,000,000 shares of our common stock (or up to 63,250,000 shares of our common stock if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of common stock in full). Neither this offering of the notes nor the Concurrent Common Stock Offering is conditioned upon the completion of the other, so it is possible that this offering occurs and the Concurrent Common Stock Offering does not occur, and vice versa. We cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, or at all. The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy common stock to be issued in the Concurrent Common Stock Offering. See “Concurrent Common Stock Offering.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7.

	Per Note		Total
Public Offering Price(i)		%	$
Underwriting Discount(ii)		%	$
Proceeds to Southwest Airlines Co. (before expenses)(i)		%	$

(i)	Plus accrued interest, if any, from , 2020, if settlement occurs after that date.
(ii)	See “Underwriting” for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional $150 million aggregate principal amount of notes, solely to cover over-allotments.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank SA/NV, on or about            , 2020, which is the    business day following the date of this prospectus supplement. See “Underwriting.”

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Morgan Stanley

BNP PARIBAS		Citigroup

                    , 2020

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. If the information about the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference is accurate as of any date other than the dates of the respective documents.

Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms “we,” “our” and “us” refer to Southwest Airlines Co.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on, and include statements about, our estimates, expectations, beliefs, intentions, and strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, statements related to the following:

•

our financial outlook, goals, expectations, and projected results of operations, including factors and assumptions underlying our projections, in particular assumptions regarding the impact of the COVID-19 pandemic, and the Boeing 737 MAX aircraft (the “MAX”) groundings and the timing of the MAX’s return to service;

•	our expectations about future receipts pursuant to the Payroll Support Program under the CARES Act;

•

our plans and expectations regarding our fleet, our fleet order book, and our fleet delivery schedule, including factors and assumptions underlying our plans and expectations, in particular the impacts of the COVID-19 pandemic and the MAX groundings;

•	our plans and expectations related to the return of the MAX to service;

•	our capacity plans and expectations, including factors and assumptions underlying our plans and expectations, in particular the impacts of the COVID-19 pandemic;

•	our network plans;

•	our plans, expectations, and estimates related to fuel costs and our related management of risk associated with changing jet fuel prices, including the assumptions underlying the estimates;

•

our expectations with respect to capital expenditures and liquidity, including our ability to meet our ongoing capital, operating, and other obligations, and our anticipated needs for, and sources of, funds;

•	the successful completion of this offering of notes, the Concurrent Common Stock Offering (defined below) or the Proposed Notes Offering (defined below);

•	our use of proceeds from this offering of notes;

•	our assessment of market risks; and

•	our plans and expectations related to legal and regulatory proceedings.

While management believes these forward-looking statements are reasonable as and when made, forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may differ materially from what is expressed in or indicated by our forward-looking statements or from historical experience or our present expectations. Factors that could cause these differences include, among others:

•

the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence, of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel and our access to capital;

•

the impact of fears or actual outbreaks of infectious disease, economic conditions, governmental actions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors, fuel prices, consumer perception, and other factors beyond our control, on consumer behavior and our results of operations and business decisions, plans, strategies, and results;

S-i

•

the United States Department of the Treasury’s (the “Treasury”) right pursuant to the Payroll Support Program to amend the documents or require new or additional conditions of the payroll support in ways that may be materially adverse to us;

•

the enactment or adoption of future laws, statutes, and regulations and interpretation or enforcement of current and future laws, statutes, and regulations that affect the terms or application of the Payroll Support Program documents and that may have a material adverse effect on us;

•

our dependence on Boeing and the Federal Aviation Administration (the “FAA”) with respect to the timing of the return of the MAX to service and any related changes to our operational and financial assumptions and decisions;

•	our dependence on Boeing with respect to our fleet order book and delivery schedule;

•	our dependence on other third parties, and the impact on our operations and results of operations of any third party delays or non-performance;

•

the impact of fuel price changes, fuel price volatility, volatility of commodities used by us for hedging jet fuel, and any changes to our fuel hedging strategies and positions, on our business plans and results of operations;

•	the impact of labor matters on our results of operations, business decisions, plans, and strategies; and

•

other factors as set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the detailed factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the dates of the respective documents. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-ii

SUMMARY

Southwest Airlines Co. operates Southwest Airlines, a major passenger airline that provides scheduled air transportation in the United States and near-international markets. We commenced service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities: Dallas, Houston, and San Antonio. At March 31, 2020, we had 742 Boeing 737 aircraft in our fleet. In peak travel seasons during 2019, Southwest operated more than 4,000 weekday departures among a network of 101 destinations in the United States and 10 additional countries.

Our financial results have been significantly affected by the COVID-19 pandemic, as demand for both business and leisure air travel has declined considerably. The extent of the impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration, spread, severity, and any recurrence, of the COVID-19 pandemic; the duration and scope of related government orders and restrictions; and the extent of the impact of COVID-19 on overall demand for air travel, all of which are highly uncertain and cannot be predicted.

Air travel is also significantly affected by general economic conditions, the amount of disposable income available to consumers, unemployment levels, corporate travel budgets, fears or actual outbreaks of infectious disease, extreme or severe weather and natural disasters, fears of terrorism or war, and other factors beyond our control. These and other factors, such as the price of jet fuel in some periods, the nature of our fuel hedging program, and the periodic volatility of commodities used by us for hedging jet fuel, have created, and may continue to create, significant volatility in our financial results.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Recent Developments

Other Offerings

Concurrent Common Stock Offering

Concurrent with this offering of the notes, we are conducting a public offering (the “Concurrent Common Stock Offering”) of 55,000,000 shares of our common stock (or up to 63,250,000 shares of our common stock if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of common stock in full). The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy shares of common stock in the Concurrent Common Stock Offering.

We expect that the aggregate gross proceeds from the Concurrent Common Stock Offering will be approximately $            (or $            if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of common stock in full) before deducting the underwriters’ discount. We intend to use the net proceeds from the Concurrent Common Stock Offering, after fees, discounts, commissions and other offering expenses, for general corporate purposes.

Neither this offering of the notes nor the Concurrent Common Stock Offering is conditioned upon the completion of the other offering or vice versa. We cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, or at all. See “Concurrent Common Stock Offering.”

Proposed Senior Notes Offering

Subject to market conditions, we may seek to raise additional debt financing, which may be in the form of unsecured senior debt securities (the “Proposed Notes Offering”), the net proceeds of which will be used to repay a portion of the outstanding borrowings under our Amended and Restated 364-Day Credit Agreement (defined below). The timing and size of the Proposed Notes Offering is dependent on market conditions and our ability to access the debt capital markets on terms acceptable to us. We cannot give any assurance that the Proposed Notes Offering will be commenced or completed. Neither the closing of this offering of the notes nor the closing of the Concurrent Common Stock Offering is conditioned on the closing of the Proposed Notes Offering or obtaining alternative debt financing. If commenced, the Proposed Notes Offering will be offered by means of a separate prospectus supplement and not by means of this prospectus supplement. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to purchase, any notes in the Proposed Notes Offering.

Amended and Restated Credit Agreements

On March 30, 2020, we amended and restated our 364-day term loan credit facility agreement dated as of March 12, 2020 (the “Amended and Restated 364-Day Credit Agreement”) to add additional term loan commitments of $2.3 billion, add an uncommitted accordion increase provision to permit additional term loans in an aggregate amount not to exceed $417 million, amend the pricing, amend certain covenants, add certain covenants, and provide for the grant of a security interest in certain aircraft and related assets.

Concurrently with entering into the Amended and Restated 364-Day Credit Agreement, we also amended our revolving credit facility agreement expiring in August 2022 (the “Amended and Restated Revolving Credit Agreement”; together with the Amended and Restated 364-Day Credit Agreement, the “Amended and Restated Credit Agreements”) to (i) amend the pricing and fees, (ii) amend certain covenants and provisions, (iii) add certain covenants, and (iv) provide for the grant of a security interest in certain aircraft and related assets.

We drew $2.3 billion under the Amended and Restated 364-Day Credit Agreement on April 1, 2020. On April 24, 2020, we also drew an additional $350 million under the $417 million accordion feature. As of April 27, 2020, there was $3.68 billion outstanding under the Amended and Restated 364-Day Credit Agreement.

CARES Act Financing

In April 2020, we reached an agreement in principle with the Treasury with respect to funding support pursuant to the Payroll Support Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act” and such funding support, the “Payroll Support Program Financing”). Funds received under the Payroll Support Program are expected to be used to pay Employee wages and benefits through September 30, 2020. Our expected aggregate receipts under the Payroll Support Program total approximately $3.3 billion, for which we expect to provide the Treasury consideration in the form of a promissory note representing a $948 million unsecured term loan to us and of warrants to purchase up to an aggregate of 2.6 million shares of our common stock, subject to adjustment by the Treasury in each case. On April 21, 2020, we received approximately $1.6 billion, or 50 percent of expected proceeds, for which we provided consideration in the form of a promissory note representing a $459 million unsecured term loan and of warrants to purchase up to an aggregate of 1.3 million shares of our common stock. The remainder of the funds are expected to be disbursed to us, and the additional warrants are expected to be issued, in three installments from May to July 2020.

THE OFFERING

Issuer	Southwest Airlines Co., a Texas corporation.

Securities	$1.0 billion aggregate principal amount of % Convertible Senior Notes due 2025 ($1.15 billion aggregate principal amount if the underwriters elect to exercise their over-allotment option in full).

Maturity	The notes will mature on May 1, 2025, unless earlier repurchased or converted.

Interest	% per year. Interest will accrue from , 2020 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion Rights	Holders may convert all or any portion of their notes, in minimum denominations of $1,000 principal amount or integral multiples of $1,000 in excess thereof, at their option at any time prior to the close of business on the business day immediately preceding February 1, 2025 only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on June 30, 2020 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes— Conversion Rights— Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after February 1, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in minimum denominations of $1,000 principal amount or integral multiples of $1,000 in excess thereof, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 20 consecutive trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes— Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

No Redemption	We may not redeem the notes at our option prior to the maturity date and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in minimum denominations of $1,000 or a multiple of $1,000 in excess thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2020, our total consolidated indebtedness was $5.1 billion, of which $2.5 billion was secured indebtedness, and our subsidiaries had no indebtedness or other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles (“GAAP”)) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s over-allotment option), our total consolidated indebtedness would have been $ billion as of March 31, 2020.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Concurrent Common Stock Offering	Concurrently with this offering, we are offering 55,000,000 shares of our common stock (or up to 63,250,000 shares of our common stock if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of common stock in full). Neither this offering nor the Concurrent Common Stock Offering is conditioned upon the completion of the other offering or vice versa. See “Concurrent Common Stock Offering.”

Use of Proceeds	We intend to use the net proceeds from this offering and from the Concurrent Common Stock Offering for general corporate purposes. See “Use of Proceeds.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes

The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

No Listing	We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “LUV.”
Material U.S. Federal Income Tax Considerations	For a summary of material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, see “Material U.S. Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	Wells Fargo Bank, National Association.

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their over-allotment option.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement and the accompanying prospectus, and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in the notes. If any of the following events actually occurs, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of the notes to decline, and you may lose all or part of your investment.

Risks Relating to the Notes

The notes are subject to prior claims of secured creditors, and if a default occurs we may not have sufficient funds to fulfil our obligations under the notes.

The notes are our general unsecured obligations, ranking equally with our other senior unsecured indebtedness and liabilities but effectively ranking below our secured indebtedness and structurally ranking below any debt and other liabilities of our subsidiaries. As of March 31, 2020, we had $2.5 billion of secured indebtedness. On April 1, 2020, we drew an additional $2.3 billion under the Amended and Restated 364-Day Credit Agreement, and on April 24, 2020 we drew an additional $350 million under the $417 million accordion feature. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt. If we incur any additional secured debt, our assets and the assets of our subsidiaries that are security for that debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution, or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

We have broad discretion in the use of net proceeds from this offering and the Concurrent Common Stock Offering and may not use them effectively.

We intend to use the net proceeds from this offering and the Concurrent Common Stock Offering as discussed in the section of this prospectus supplement entitled “Use of Proceeds.” Although we plan to use the net proceeds from this offering and the Concurrent Common Stock Offering as described, we will have broad discretion in the application of the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Although our board of directors has declared quarterly dividends on our common stock in recent years, we are prohibited from paying cash dividends until September 30, 2021, pursuant to the terms of the Payroll Support Program Financing. The timing, amount, and payment of any future dividends beyond such date will be at the discretion of our board of directors.

Although we have paid cash dividends on our common stock in the past, our board of directors is prohibited from declaring dividends in the future until September 30, 2021 pursuant to the terms of the Payroll Support

Program Financing, and may be subject to further restrictions based on any additional financing incurred under the CARES Act. The timing, amount, and payment of any future dividends beyond such date will be at the discretion of our board of directors, based on our operational results, financial condition, cash requirements, future prospects, and other factors deemed relevant by our board of directors.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

As of March 31, 2020, after giving effect to this offering, we would have had $                 billion of indebtedness outstanding. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, or to make cash payments in connection with any conversions of the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the notes.

Regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock underlying the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., or FINRA, and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock, or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

The price of our common stock may be volatile and fluctuate substantially, which could adversely impact the trading price of the notes.

Our stock price is likely to be volatile. Global stock markets in general, and stock prices of public airline companies in particular, have recently experienced extreme volatility primarily as a result of the ongoing COVID-19 pandemic. The market price for our common stock may be influenced by many factors, including, without limitation:

•	the duration, spread, severity, and any recurrence of the COVID-19 pandemic, including the effect of the COVID-19 pandemic on us and the travel and airline industries more broadly;

•	further prolonged grounding by the FAA of the Boeing 737 MAX aircraft;

•	changes in the prices or availability of fuel;

•	our ability to access the credit markets for sufficient amounts of capital and on terms that are favorable or consistent with our expectations;

•	a domestic or global economic slowdown that could affect our financial results and operations and the economic strength of our customers and suppliers;

•	our quarterly or annual earnings or those of other companies in the airline industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our earnings or recommendations by research analysts who track our common stock or the stock of other airline companies; and

•	the other factors described herein and under the caption “Risk Factors” in our filings with the SEC, including, but not limited to, our Forms 10-K and 10-Q.

In the past, following periods of extreme volatility in the market price of a company’s securities, securities class-action litigation may be instituted against that company. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our offerings or business practices. Such litigation may also cause us to incur other substantial costs to defend such claims and divert management’s attention and resources. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes.

The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

We may not have the ability to raise the funds necessary to repurchase the notes for cash upon a fundamental change or to settle for cash conversions of the notes, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share) or we are unable to take advantage of the procedures described in “Description of Notes—Exchange in Lieu of Conversion,” we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, our ability to repurchase the notes or to pay cash upon conversion of the notes may be limited by law, regulatory authority, or agreements governing our future indebtedness that exist at the time of repurchase. Our failure to repurchase the notes at a time when the repurchase is required by the indenture or to pay any cash upon conversion of the notes as required by the indenture would constitute a default under the indenture for the notes. A default under the indenture or the fundamental change itself could lead to a default under our current or future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or to pay cash upon conversion of the notes.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion

Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation in respect of the notes being converted through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes could have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”), an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as debt discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in all periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the terms of the notes. We will report lower net income (or larger net losses) in our financial results because ASC 470-20 will require interest to include both the associated period’s amortization of the debt discount and the instrument’s non-convertible interest rate, which could adversely affect our reported or future financial results, the trading price of our common stock, and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion values of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued.

In July 2019, the Financial Accounting Standards Board issued an exposure draft that proposes to change the accounting for such convertible debt instruments as described above. Under the exposure draft, an entity may no longer be required to separately account for the liability and equity components of convertible debt instruments. This could have the impact of reducing non-cash interest expense, and thereby increasing net income (or decreasing net losses). Additionally, as currently proposed, the treasury stock method for calculating earnings per share will no longer be allowed for convertible debt instruments whose principal amount may be settled using shares. Rather, the if-converted method may be required, which could decrease our diluted earnings per share. We cannot be sure that the proposed changes in this exposure draft will be adopted, or will be adopted in their current format. We also cannot be sure whether other changes may be made to the current accounting standards related to the notes, or otherwise, that could have an adverse impact on our financial statements.

Future sales of our common stock in the public market, including sales made pursuant to the Concurrent Common Stock Offering could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may issue shares of our common stock to raise cash. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. In addition, a substantial number of shares of our common stock is reserved for issuance upon the conversion of the notes offered hereby. We may also issue additional securities convertible into, or exchangeable for, or that represent the right to receive, our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

We and our executive officers and our board members have entered into lock-up agreements with the underwriters of this offering and the Concurrent Common Stock Offering under which we, for a period of 60 days from the date of this prospectus supplement, and they, for a period of 30 days from the date of this prospectus supplement, have agreed, subject to certain exceptions, not to sell, directly or indirectly, any of their shares of our common stock without the permission of J.P. Morgan Securities LLC, BofA Securities, Inc., and Morgan Stanley & Co. LLC. We refer to such period as the lock-up period. When the lock-up period expires, we, our executive officers and our board members will be able to sell our common stock in the public market, subject to compliance with applicable securities laws restrictions. Sales of a substantial number of such shares of our common stock upon expiration of the lock-up period or otherwise, the perception that such sales may occur, or early release of these agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your shares at a time and price that you deem appropriate.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of formation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding February 1, 2025, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 20 trading day observation period. As described under “Description of Notes—Conversion Rights—Settlement Upon Conversion,” this observation period would be: (i) if the relevant conversion date occurs prior to February 1, 2025, the 20 consecutive trading days beginning on, and including, the second trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs during the period from, and including, February 1, 2025 to the close of business on the second scheduled trading day immediately preceding the maturity date, the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the second business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The limited covenants in the indenture governing the notes, and the terms of the notes, do not contain financial covenants and provide only limited protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow, or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•

limit our ability to incur any amount or type of indebtedness, including secured indebtedness that would rank effectively senior to the notes to the extent of the value of the assets securing that indebtedness;

•	limit our ability to engage in sale-leaseback transactions;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase securities or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and the section in the accompanying prospectus under the heading “Description of Debt Securities – Special Situations – Mergers and Similar Events.” We could engage in many types of transactions, such as certain acquisitions, refinancings, or recapitalizations, that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes— Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $             per share or less than $             per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed                  shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes— Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends, and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the market price of our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not, and changes in the composition of our board will not, constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, absent the occurrence of a fundamental change as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or a make-whole fundamental change as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” changes in the composition of our board of directors will not provide holders with the right to require us to repurchase the notes or to an increase in the conversion rate upon conversion.

An active trading market for the notes may not develop.

There is no existing market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes, or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes, and the market for similar securities.

Any trading market that develops for the notes would be affected by many factors independent of, and in addition to, the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction, and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time in their sole discretion without notice.

The ratings of the notes could be lowered or withdrawn in the future.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold, or sell debt securities since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the trading prices or liquidity of the notes.

You will be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you will be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be withheld from or set off against subsequent payments on the notes or any shares of our common stock owned by such non-U.S. holder or from any proceeds of any subsequent sale, exchange or other disposition of such note (including the retirement of such note) or such common stock by such non-U.S. holder or other funds or assets of such non-U.S. holder. The Internal Revenue Service has issued proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers, which if adopted could affect the U.S. federal income tax treatment of a holder of notes deemed to receive such a distribution. See “Material U.S. Federal Income Tax Considerations.”

Because the notes will initially be issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

We will initially issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book-Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of global notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants, but we can make no assurances that you will timely receive any such communications.

Applicable law and regulations limit ownership of our common stock by non-U.S. citizens, which in turn limits the conversion rights of potential purchasers of the notes.

Under Department of Transportation regulations and federal law, we must be owned and controlled by U.S. citizens. The restrictions imposed by federal law and regulations currently require (i) that at least 75% of our voting stock must be owned and controlled, directly and indirectly, by persons or entities who are U.S. citizens, as defined in the Federal Aviation Act of 1958, (ii) that our president and at least two-thirds of the members of our board of directors and other managing officers be U.S. citizens, and (iii) that we be under the actual control of U.S. citizens. In addition, at least 51% of our total outstanding stock must be owned and controlled by U.S. citizens and no more than 49% of our stock may be held, directly or indirectly, by persons or entities who are not U.S. citizens and are from countries that have entered into “open skies” air transport agreements with the United States, which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. We are currently in compliance with these ownership provisions.

Risks Related to the Concurrent Common Stock Offering

This offering is not conditioned on the consummation of any other financing, including the Concurrent Common Stock Offering.

We intend to use the net proceeds of this offering, together with the net proceeds from the Concurrent Common Stock Offering, if completed, as described in “Use of Proceeds” herein and in the prospectus supplement that pertains to the Concurrent Common Stock Offering. However, neither the completion of this offering nor of the Concurrent Common Stock Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Common Stock Offering does not occur, and vice versa. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Common Stock Offering. We cannot assure you that the Concurrent Common Stock Offering will be completed on the terms described herein, or at all. See “Concurrent Common Stock Offering.”

Risks Related to Our Business

In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual and quarterly reports and other documents we file with the SEC. You should carefully consider these risks before investing in the notes. See “Where You Can Find More Information.”

The COVID-19 pandemic has materially and adversely affected, and will likely continue to materially and adversely affect, our results of operations, financial position, and liquidity.

In late 2019, an outbreak of COVID-19 was identified in Wuhan, China. The COVID-19 outbreak has since spread and grown globally, including within the United States and, in March 2020, the President of the United States declared a national emergency. Demand for both business and leisure air travel has declined significantly due to the COVID-19 pandemic, and we have responded by reducing our published flight schedule; instituting a hiring freeze; offering voluntary leave options for Employees; and aggressively evaluating all capital spending, discretionary spending, and non-essential costs for near-term cost reductions or deferrals. The extent of the impact of the COVID-19 pandemic on our business and our financial and operational performance will depend on future developments, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic; the duration and scope of related federal, state, and local government orders and restrictions; the extent of the impact of the COVID-19 pandemic on overall demand for air travel; and our access to capital, all of which are highly uncertain and cannot be predicted.

The COVID-19 pandemic has caused public health officials to recommend precautions to mitigate the spread of the virus. Federal, state, and local authorities have imposed self-quarantine requirements, issued directives forcing businesses to temporarily close, restricted international air travel, and issued shelter-in-place and similar orders limiting the movement of individuals. Additionally, businesses have restricted non-essential travel for their employees. Such measures have depressed demand for air travel, disrupted our operations, and materially adversely affected our business. The cancellation of flights, both in March 2020 and for future periods, has resulted in a significant amount of cash refunds and the issuance of travel credits to customers. The total value of refunds, excluding taxes and related fees, issued to customers during March 2020 was $248 million. As of April 24th, the total value of refunds, excluding taxes and related fees, issued to customers month-to-date April 2020 was roughly half of March 2020 levels. Further, due to the fears and restrictions involved with travel in the near term, sales of tickets for future travel have been well below our expectations. The cancellations and cash refunds have negatively affected our revenues and liquidity, and we expect such negative effects to continue. We will continue to be materially adversely affected if government authorities extend existing orders or impose new orders or other restrictions intended to mitigate the spread of COVID-19, if businesses continue to restrict nonessential travel for their employees, or if fear of travel continues to depress future ticket sales.

Certain of our Employees, and employees of our suppliers and service providers, including airport and air traffic personnel, have tested positive for or been suspected of having COVID-19. These cases have resulted in the closure of facilities, reduction in available staffing, and disruptions to our overall operations. Additional instances of actual or perceived risk of infection among our Employees, or our suppliers’ or service providers’ employees, could further negatively impact our operations. We could also be materially adversely affected if we are unable to effectively address employment-related matters, or maintain satisfactory relations with our Employees or our Employees’ Representatives.

Moreover, the ability to attract and retain passengers depends, in part, upon the perception and reputation of us and the public’s concerns regarding the health and safety of travel generally, especially regarding airline travel. Actual or perceived risk of infection on our flights could have a material adverse effect on the public’s perception of us, which could harm our reputation and business. We expect that we will continue to incur COVID-19 related costs as we sanitize airplanes and implement additional hygiene-related protocol to airplanes, and take other action to limit infection among our Employees and passengers. In addition, the industry may be subject to enhanced health and hygiene requirements in attempts to counteract future outbreaks, which requirements may be costly and take a significant amount of time to implement.

The COVID-19 pandemic may also materially and adversely affect our supply chain. For example, we are dependent on Boeing as our sole supplier for many of our aircraft parts. See “Item 1A. Risk Factors—The Company is currently dependent on Boeing as the sole manufacturer of the Company’s aircraft. Further prolonged grounding by the FAA of the Boeing 737 MAX aircraft could materially and adversely affect the Company’s business plans, strategies, and results of operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for further discussion of and risks related to our relationship with Boeing. We are also dependent on (i) sole or limited suppliers for aircraft engines and certain other aircraft parts, equipment, and services, (ii) third party vendors, and (iii) service providers. The COVID-19 pandemic could result in performance problems, ceased operations, or bankruptcies among these suppliers, third party vendors, and service providers. If a supplier, third party vendor, or service provider is unable to timely provide adequate products or support for its products, or otherwise fulfill its commitments to us, our operations could be materially adversely affected.

The effects of the COVID-19 pandemic on the financial markets may materially and adversely affect our access to capital and cost of capital, including our ability to raise funds through equity or debt financings. The COVID-19 pandemic has resulted in significant disruption of global financial markets, which has negatively impacted the value of our common stock and our debt ratings and could negatively affect our liquidity. For example, as a result of the economic effects of the COVID-19 pandemic, in March and April 2020, Moody’s, S&P Global, and Fitch downgraded our senior unsecured debt ratings and S&P Global and Fitch downgraded our issuer ratings. In addition, all three rating agencies placed our ratings on review for further downgrade. If our credit ratings were to be further downgraded, or general market conditions were to ascribe higher risk to our rating levels, the airline industry, or us, our access to capital and the cost of any debt financing will be negatively affected. In addition, in response to liquidity concerns related to the COVID-19 pandemic and breaking with historical practice, we have recently taken on shorter-term debt in the form of our Amended and Restated 364-Day Credit Agreement and secured both our Amended and Restated 364-Day Agreement and our Amended and Restated Revolving Credit Agreement. Further, we have taken government assistance under the CARES Act, which requires us to comply with related restrictive provisions, including limitations on share buybacks and dividends, limitations on executive compensation, and other requirements described in “We have agreed to certain restrictions on our business by accepting financing under the CARES Act” below. We continue to evaluate potential sources of additional liquidity in the short-term. The terms of future debt agreements could include more restrictive covenants or require incremental collateral, which may further restrict our business operations. The extent to which the COVID-19 outbreak affects our earnings and liquidity will depend, in part, on our ability to successfully access capital. There is no guarantee that debt or equity financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations.

In addition, the COVID-19 pandemic has significantly increased economic and demand uncertainty. The current outbreak and continued spread of COVID-19 could cause a global recession, which would have a further adverse impact on our medium- and long-term financial condition and operations. Historically, unfavorable U.S. economic conditions have driven changes in travel patterns, including reduced spending for both leisure and business travel. Unfavorable economic conditions, when low fares are often used to stimulate traffic, have also historically hampered the ability of airlines to raise fares to counteract any increases in fuel, labor, and other costs. Any significant increases in unemployment in the United States and other regions due to the adoption of social distancing and other policies to slow the spread of the virus would likely continue to have a negative impact on passenger bookings, and these effects could exist for an extensive period of time. The COVID-19 pandemic continues to rapidly evolve. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change.

We have agreed to certain restrictions on our business by accepting financing under the CARES Act.

On March 27, 2020, the CARES Act was signed into law. The CARES Act provides liquidity in the form of loans, loan guarantees, and other investments to air carriers, such as us, that incurred, or are expected to incur, covered losses such that the continued operations of the business are jeopardized, as determined by the Treasury.

In April 2020, we reached an agreement in principle with the Treasury with respect to funding support pursuant to the Payroll Support Program. Funds received under the Payroll Support Program are expected to be used to pay Employee wages and benefits through September 30, 2020. Our expected aggregate receipts under the Payroll Support Program total approximately $3.3 billion, for which we expect to provide the Treasury consideration in the form of a promissory note representing a $948 million unsecured term loan to us and of warrants to purchase up to an aggregate of 2.6 million shares of our common stock, subject to adjustment by the Treasury in each case. On April 21, 2020, we received approximately $1.6 billion, or 50 percent of expected proceeds, for which we provided consideration in the form of a promissory note representing a $459 million unsecured term loan and of warrants to purchase up to an aggregate of 1.3 million shares of our common stock. The remainder of the funds are expected to be disbursed to us, and the additional warrants are expected to be issued, in three installments from May to July 2020.

By accepting financing under the CARES Act, we have agreed to certain restrictions on our business, including:

•	We are prohibited from repurchasing our common stock and from paying dividends or making capital contributions with respect to our common stock until September 30, 2021;

•	We must place certain restrictions on certain higher-paid employee and executive pay, including limiting pay increases and severance pay or other benefits upon terminations, until March 24, 2022;

•	We are prohibited from involuntary terminations or furloughs of our Employees (except for death, disability, cause, or certain disciplinary reasons) until September 30, 2020;

•

We may not reduce the salary, wages, or benefits of our Employees (other than our executive officers or independent contractors, or as otherwise permitted under the terms of the Payroll Support Program) until September 30, 2020;

•

Until March 1, 2022, we must comply with any requirement issued by the Department of Transportation (“DOT”) that we maintain certain scheduled air transportation service as DOT deems necessary to ensure services to any point served by us before March 1, 2020; and

•	We must maintain certain internal controls and records relating to the CARES Act funds, and we are subject to additional reporting requirements.

These restrictions may affect the profitability of our business activities, require that we change certain of our business practices, affect retention of key personnel, and expose us to additional costs (including increased compliance costs). Additionally, we could be required to issue additional warrants if we participate in additional loan programs under the CARES Act.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $            million (or approximately $            million if the underwriters exercise their over-allotment option in full), in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the Concurrent Common Stock Offering will be approximately $             million, or approximately $             million if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of common stock in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and from the Concurrent Common Stock Offering for general corporate purposes.

CONCURRENT COMMON STOCK OFFERING

Concurrent with this offering of the notes, we are conducting a public offering of 55,000,000 shares of our common stock (or up to 63,250,000 shares of our common stock if the underwriters in such offering exercise their option to purchase additional shares of our common stock in full). The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy common stock in the Concurrent Common Stock Offering.

See “Use of Proceeds” for additional information regarding the use of proceeds from the Concurrent Common Stock Offering.

DIVIDEND POLICY

Although we have paid cash dividends on our common stock in the past, our board of directors is prohibited from declaring dividends in the future until September 30, 2021, pursuant to the terms of the Payroll Support Program Financing, and may be subject to further restrictions based on any additional financing incurred under the CARES Act. The timing, amount, and payment of any future dividends beyond such date will be at the discretion of our board of directors, based on our operational results, financial condition, cash requirements, future prospects, and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization at March 31, 2020, on an actual basis, as adjusted for the Payroll Support Program Financing and the drawdown of an additional $2.3 billion under the Amended and Restated 364-Day Credit Agreement and an additional $350 million under the $417 million accordion feature, and as further adjusted for this offering and the Concurrent Common Stock Offering.

The following table assumes that this offering of the notes and the Concurrent Common Stock Offering are each consummated on the terms set forth herein and assumes no exercise of the underwriters’ options to purchase additional notes or shares of common stock, as applicable.

You should read this table in conjunction with our consolidated financial statements and the accompanying notes that are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

	Actual	As Adjusted	As Further Adjusted(5)
	(In millions)
Cash and cash equivalents	$3,940	$8,242	$

Debt (including current maturities of long-term debt):
Amended and Restated Revolving Credit Agreement(1)	$1,000	$1,000	$
2.65% Notes due 2020	504	504
Term Loan Agreement payable through 2020 — 5.223%	120	120
737 Aircraft Note payable through 2020	7	7
Amended and Restated 364-Day Credit Agreement(2)	1,000	3,683
2.75% Notes due 2022	300	300
Pass Through Certificates due 2022 — 6.24%	168	168
Payroll Support Program Promissory Note(3)	—	459
Term Loan Agreement payable through 2026 — 3.03%	178	178
3.00% Notes due 2026	300	300
3.45% Notes due 2027	300	300
7.375% Debentures due 2027	121	121
2.265% Notes due 2030	500	500
Finance Leases	606	606
% Convertible Senior Notes due 2025 offered hereby(4)	—	—
Debt discount and issue costs, other	(20)	(31)
Total debt	$5,083	$8,215	$

Stockholders’ equity:
Common stock, $1.00 par value; authorized — 2,000,000,000 shares; issued and outstanding — 508,768,725 shares, actual and as adjusted, and shares, as further adjusted	808	808
Capital in excess of par value	1,582	1,582
Retained earnings	17,757	17,757
Treasury stock, at cost	(10,886)	(10,886)
Accumulated other comprehensive income (loss)	(186)	(186)
Total stockholders’ equity	9,075	9,075

Total capitalization	$14,158	$17,290	$

(1)	Our unsecured Amended and Restated Revolving Credit Agreement currently provides for up to $1 billion in borrowings. As of April 27, 2020, there was $1 billion outstanding under this facility.

(2)

Our Amended and Restated 364-Day Credit Agreement provides for up to $3.3 billion in borrowings and an uncommitted accordion increase provision to permit additional term loans in an aggregate amount not to exceed $417 million. As of April 27, 2020, there was $3.68 billion outstanding under this facility.

(3)

As part of the Payroll Support Program Financing, we issued a promissory note in favor of the Treasury at an initial amount of $458.9 million. Upon each subsequent disbursement under the Payroll Support Program Financing, the principal amount of the promissory note will be increased in an amount equal to 30% of any such disbursement. The promissory note matures in full on April 19, 2030, and is subject to mandatory prepayment requirements in connection with certain change of control triggering events that may occur prior to its maturity. We have an option to prepay the promissory note at any time without premium or penalty. Amounts outstanding under the promissory note bear interest at a rate of 1.00% before April 20, 2025 and, afterwards, at a rate equal to Secured Overnight Financing Rate (SOFR) or other benchmark replacement rate consistent with customary market conventions plus margin of 2.00%.

(4)

The amounts shown in the table above for the notes we are offering represent their principal amount. However, applicable accounting standards require separate accounting for the debt and equity components of convertible notes that, like the notes we are offering, can be settled partially or fully in cash upon conversion. We expect the initial carrying amount of the debt component of the notes, which will be reflected as a liability on our balance sheet, to be the fair value of a similar debt instrument that does not have a conversion feature (that is, the present value of the principal and interest payments on the notes, discounted using an interest rate equal to our cost of capital for straight, unconvertible debt), net of issuance costs attributable to the debt component. The excess of the net proceeds of the notes over this initial liability carrying amount will be deemed to be the equity component of the notes. We expect to record the amount of the equity component as an increase to capital in excess of par value in the stockholders’ equity section of our balance sheet and as a debt discount on the notes for accounting purposes. This debt discount will be amortized into interest expense over the term of the notes. As a result of this amortization, the interest expense that we expect to recognize for the notes for accounting purposes will be greater than the cash interest payments we will pay on the notes, which will result in lower reported net income or larger reported net loss. Future accounting standards may change the manner in which we reflect the notes in our financial statements.

(5)

We cannot assure you that the Concurrent Common Stock Offering will be consummated on its proposed terms, or at all. The closing of this offering is not conditioned upon the closing of the Concurrent Common Stock Offering, and the closing of the Concurrent Common Stock Offering is not conditioned upon the closing of this offering. See “Concurrent Common Stock Offering.”

DESCRIPTION OF NOTES

We will issue the notes under the base indenture, dated as of September 17, 2004, between us and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture, to be dated as of the date of the initial issuance of the notes, with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture under the caption “Description of Debt Securities” in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Southwest Airlines Co. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $1.0 billion (or $1.15 billion if the underwriter’s option to purchase additional notes is exercised in full);

•	bear cash interest from , 2020 at an annual rate of % payable on May 1 and November 1 of each year, beginning on November 1, 2020;

•	not be redeemable at our option prior to maturity;

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on May 1, 2025, unless earlier converted or repurchased;

•	be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted based on an initial conversion rate of                  shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under

“—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repaying, prepaying or repurchasing our other securities or indebtedness. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. The notes will not be guaranteed by any of our subsidiaries.

We may, without notice to or the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $1.00 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we, the paying agent and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to or consent of the holders of the notes. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of, and interest on, and cash consideration due, if any, upon conversion of, notes in global form registered in the name of or held by DTC or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office, which is currently located at 600 South 4th Street, 6th Floor, Minneapolis, MN 55415, as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of DTC. See “Book-entry, Settlement and Clearance.”

The registered holder of a note will be treated as its owner for all purposes under the indenture.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from                 , 2020 or from the most recent date on which interest has been paid or duly provided for.

Interest will be payable semiannually in arrears on May 1 and November 1 of each year (each, an “interest payment date”), beginning on November 1, 2020.

Interest will be paid to the person in whose name a note is registered at the close of business on April 15 or October 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the relevant scheduled payment date, and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries. We advise you that upon such a bankruptcy, liquidation, reorganization or other winding up event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

As of March 31, 2020, our total consolidated indebtedness was $5.1 billion, of which $2.5 billion was secured indebtedness, and our subsidiaries had no indebtedness or other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s option to purchase additional notes), our total consolidated indebtedness would have been $             billion as of March 31, 2020.

We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, if any, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the notes for cash upon a fundamental change or to settle for cash conversions of the notes, and our existing and future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

No Redemption

We may not redeem the notes at our option prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Conversion Rights

General

Prior to February 1, 2025, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “ —Conversion upon Satisfaction of Sale Price Condition,” “ —Conversion upon Satisfaction of Trading Price Condition,” and “ —Conversion upon Specified Corporate Events.” On or after February 1, 2025 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be                  shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $                 per share of common stock). The conversion rate is subject to adjustment if certain events occur. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “ —Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “ —Settlement upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are in minimum denominations of $1,000 principal amount or integral multiples of $1,000 in excess thereof.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below, and we will not adjust the conversion rate for any accrued and unpaid interest on the notes. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions after the close of business on the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders at the close of business on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion only under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding February 1, 2025, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on June 30, 2020 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price per share for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and last ask prices per share for our common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if our common stock (or such other security) is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding February 1, 2025, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $1,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of notes from a nationally recognized securities dealer on a trading day, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate for that trading day. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to carry out such instruction, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to solicit in the manner above the trading price per $1,000 principal amount of notes unless we have requested such solicitation in writing and provided the name and contact information of the three nationally recognized securities dealers selected by us (or, if we are acting as bid solicitation agent, we shall have no obligation to solicit the trading price); and we shall have no obligation to make such request unless a holder of at least $5,000,000 aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. We shall determine the trading price per $1,000 principal amount of notes, in accordance with the bids solicited by the bid solicitation agent, beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate.

We will initially act as the bid solicitation agent.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding February 1, 2025, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a shareholders rights plan, so long as such rights have not separated from the shares of common stock) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities (other than pursuant to a shareholders rights plan, so long as such rights have not separated from the shares of common stock), which distribution has a per share value, as reasonably determined by us in good faith, exceeding 15% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution.

then, in either case, we must notify in writing the holders of the notes (with a copy to the trustee and conversion agent) at least 25 scheduled trading days prior to the ex-dividend date for such issuance or distribution. However, if we are then otherwise permitted to settle conversions by physical settlement (and, for the avoidance of doubt, we have not elected another settlement method to apply, including pursuant to the provisions described in the third paragraph under the caption “ —Settlement upon Conversion” below), then we may instead elect to provide such notice at least 10 scheduled trading days before the ex-dividend date. In that event, we will be required to settle all conversions with a conversion date occurring on or after the date we provide such notice and before such ex-dividend date (or, if earlier, the date we announce that such issuance or distribution will not take place) by physical settlement, and we will describe the same in the notices.

Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. Holders of the notes may not exercise this conversion right if they participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described above without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “ —Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “ —Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding February 1, 2025, regardless of whether a holder has the right to require us to repurchase the notes as described under “ —Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, other than a merger effected solely to change our jurisdiction of incorporation that does not otherwise constitute a fundamental change or a make-whole fundamental change for the notes, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the effective date of the transaction until 25 trading days after such effective date or, if such transaction also constitutes a fundamental change, until the close of business on the business day immediately preceding the related fundamental change repurchase date. We will notify in writing the holders, the trustee and the conversion agent (if other than the trustee) no later than the business day following the effective date of such transaction.

Conversions on or after February 1, 2025

On or after February 1, 2025 a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

Notes may be surrendered for conversion only after the open of business and before the close of business on a business day. We refer to the business day you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the second business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock

(“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after February 1, 2025 will be settled using the same settlement method. For any conversions for which the relevant conversion date occurs prior to February 1, 2025, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, prior to February 1, 2025, we may choose for notes converted on one conversion date to settle conversions using one settlement method (e.g., physical settlement), and choose for notes converted on another conversion date to use a different settlement method (e.g., cash settlement or combination settlement).

If we elect a settlement method, we will inform in writing the holders so converting, the trustee and the conversion agent (if other than the trustee) of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after February 1, 2025, no later than the business day immediately preceding February 1, 2025). If we do not timely elect a settlement method, we will be deemed to have elected the “default settlement method” (as defined below). If we timely elect combination settlement with respect to a conversion but do not timely notify in writing the converting holder, with a copy to the trustee and the conversion agent (if other than the trustee), of the applicable specified dollar amount (as defined below), then the specified dollar amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of notes. For the avoidance of doubt, our failure to timely elect a settlement method or specify the applicable specified dollar amount will not constitute a default under the indenture. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

The “default settlement method” will initially be combination settlement with a specified dollar amount of $1,000 per $1,000 principal amount of notes. However, we may, from time to time, change the default settlement method by sending written notice of the new default settlement method to the holders, the trustee and the conversion agent (if other than the trustee). In addition, we may, by sending written notice to the holders, irrevocably fix the settlement method to any settlement method that we are then permitted to elect that will apply to all note conversions with a conversion date that is on or after the date we send such notice. Notwithstanding the foregoing, no such change in the default settlement method or irrevocable election will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described in this “—Conversion Rights—Settlement upon Conversion” section. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes, including pursuant to the provisions described under the caption “—Modification and Amendment” below. However, we may nonetheless choose to execute such an amendment at our option.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the relevant observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the relevant observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen (or deemed) settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the relevant observation period, 1/20th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LUV <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs prior to February 1, 2025, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•

if the relevant conversion date occurs on or after February 1, 2025, the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “ —Conversion Rate Adjustments”, “ —Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “ —Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement (provided that, with respect to any conversion following the regular record date immediately preceding the maturity date where physical settlement applies, we will settle any such conversion on the maturity date or, if the maturity date is not a business day, the next business day, and the conversion date will be deemed to be such date), or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (or, if such conversion date is not a trading day, the immediately preceding trading day) (in the case of physical settlement), or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be deemed to be the holder of record of such shares as of the close of business on the relevant conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)

If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date (before giving effect to any such dividend, distribution, split or combination), as applicable; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)

If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a shareholders rights plan, so long as such rights have not separated from the shares of common stock) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If no such rights, options or warrants are issued, or if no such rights, options or warrants are exercised prior to their expiration, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us in good faith.

(3)

If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment, if any, is provided for pursuant to clause (1) or (2) above, as applicable;

•	rights issued under a shareholders rights plan (except as set forth below);

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•	distributions of reference property issued in exchange for our common stock as described in “—Recapitalizations, Reclassifications and Changes of Our Common Stock”; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply.

then the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by us in good faith) of the shares of capital stock, evidences of indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or other business units, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), then, in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the ex-dividend date for such cash dividend or distribution.

(5)

If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (other than an odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by us in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the expiration date of such tender or exchange offer to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the expiration date of such tender or exchange offer to, and including, such trading day in determining the conversion rate as of such trading day.

In the event that we or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from consummating any such purchases, or all such purchases are rescinded, then the conversion rate shall be decreased to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchases that have been consummated.

Notwithstanding the foregoing, if:

•	a conversion rate adjustment for any event becomes effective on any ex-dividend date as described above;

•	a note is to be converted pursuant to physical settlement or combination settlement;

•

the conversion date for such conversion (in the case of physical settlement) or any trading day in the observation period for such conversion (in the case of combination settlement) occurs on or after such ex-dividend date and on or before the related record date;

•

the consideration due upon such conversion (in the case of physical settlement) or due with respect to such trading day (in the case of combination settlement) includes any whole shares of common stock; and

•

the holder of such note would be treated, on such record date, as the record holder of such shares of common stock based on a conversion rate that is adjusted for such event on such basis, then such conversion rate adjustment will not be given effect for such conversion (in the case of physical settlement) or for such trading day (in the case of combination settlement). Instead, such holder will be treated as if such holder were, as of such record date, the record owner of such shares of common stock on an unadjusted basis and will participate in such event.

In addition, notwithstanding the foregoing, if:

•

a note is to be converted and, as of the conversion date for such conversion (in the case of physical settlement) or as of any trading day in the observation period for such conversion (in the case of combination settlement), the record date or effective date for any event that requires an adjustment to the conversion rate as described above has occurred but an adjustment to the conversion rate for such event has not yet become effective;

•

the consideration due upon such conversion (in the case of physical settlement) or due in respect of such trading day (in the case of combination settlement) consists of any whole shares of common stock; and

•	such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise).

then, solely for purposes of such conversion, we will, without duplication, give effect to such adjustment on such conversion date (in the case of physical settlement) or such trading day (in the case of combination settlement). In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such conversion until the second business day after such first date.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “ —Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to applicable stock exchange rules, we are permitted (but not required) to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a duly authorized committee thereof determines that such increase would be in our best interest. Subject to applicable stock exchange rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Any applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon conversion, repurchase or maturity of the notes, or if any withholding taxes (including backup withholding) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of the holder. For a discussion of the U.S. federal income tax treatment relevant to an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as described above and under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” below, the conversion rate will not be required to be adjusted for any transaction or event. Without limiting the foregoing, the conversion rate will not be required to be adjusted:

•	upon the issuance of common stock at a price below the conversion price or otherwise;

•

on account of share repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or pursuant to a share repurchase program approved by our board of directors or a duly authorized committee thereof or otherwise;

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a third-party tender offer by any party other than a tender offer by one or more of our subsidiaries as described in clause (5) above;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) the conversion date of, or any trading day of an observation period for, any note; (iii) the date a fundamental change or make-whole fundamental change occurs; and (iv) February 1, 2025. The provisions described in the preceding sentence are referred to herein as the “1% provision.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination);

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

•	any statutory share exchange.

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, including cash or any combination thereof (such transaction, a “common stock change event”), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to elect physical settlement, cash settlement or combination settlement with respect to conversions to the extent described under “—Settlement upon Conversion” and (ii)(w) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (x) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction, (y) the daily VWAP will be calculated (in a manner determined by us in our reasonable discretion) based on the value of the kind and amount of reference property that a holder of one share of our common stock would have received in such transaction (the “reference property unit”), and (z) the conditions to conversion described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition” and “—Conversion upon Specified Corporate Events” will be determined as if each reference to a share of common stock were instead a reference to a reference property unit. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will notify in writing the holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as reasonably practicable after such determination is made. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the cash price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on or before the second business day immediately following the conversion date. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

The supplemental indenture providing that the notes will be convertible as provided above will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “ —Conversion Rate Adjustments” above in a manner that we deem appropriate in our reasonable discretion to preserve the economic interests of holders of the notes. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph will be made, solely to the extent we determine in our good faith judgment that any such adjustment is necessary, without duplication of any adjustment made pursuant to the provision set forth under “—Conversion Rate Adjustments.”

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date. We will notify holders, the trustee and the conversion agent of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2020
May 1, 2021
May 1, 2022
May 1, 2023
May 1, 2024
May 1, 2025

The exact stock prices and effective dates may not be set forth in the table above. If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable.

•

If the stock price is greater than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $            per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed                  shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “ —Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), cause such notes to be delivered, on or prior to the business day following the conversion date, to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, that would otherwise be due upon conversion as described above under “—Conversion Rights—Settlement upon Conversion” or such other amount agreed to by such holder and the designated financial institution(s) (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the business day following the relevant conversion date, notify in writing the holder surrendering its notes for conversion, the trustee and the conversion agent (if other than the trustee) that we have made the exchange election and we will notify the designated financial institution of the relevant deadline for delivery of the conversion consideration. We, the holder surrendering the notes for conversion, the designated financial institution and the conversion agent shall cooperate to cause such notes to be delivered to the designated financial institution and the conversion agent shall be entitled to conclusively rely upon our instruction in connection with effecting any exchange election and shall have no liability for such exchange election outside its control.

Any notes exchanged by the designated institution will remain outstanding notwithstanding the surrender of such notes, and the exchange will be subject to applicable DTC procedures. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we shall notify the conversion agent and the holder surrendering their notes for conversion and we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of a financial institution to which the notes may be submitted for exchange does not require such institution to accept any notes.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to minimum denominations of $1,000 or a multiple of $1,000 in excess thereof. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. The fundamental change purchase date shall be subject to postponement in order to allow us to comply with applicable law as a result of changes to such applicable law occurring after the date of the indenture.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which all of our common stock will be converted into or exchanged for cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions vis-à -vis each other as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)

our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and such transaction or transactions constitute a common stock change event whose reference property includes such consideration.

For purposes of the definition of “fundamental change” above, any transaction that constitutes a fundamental change pursuant to both clause (1) and clause (2) (excluding the proviso to such clause (2)) of such definition will be deemed to be a fundamental change solely under clause (2) of such definition (subject to such proviso).

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee, conversion agent (if other than the trustee) and paying agent (in the case of a paying agent other than the trustee) a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state:

•	the events causing the fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate as a result of the fundamental change;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish the information on our website, through a press release, or through such other public medium as we may use at that time.

Notwithstanding the foregoing, we will not be required to repurchase, or to make an offer to repurchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

Notwithstanding the foregoing, we will not be required to give such notice or repurchase the notes as described above upon a fundamental change pursuant to clause (2) of the definition thereof (or a fundamental change pursuant to clause (2) which also results in a fundamental change pursuant to clause (1)) if (1) such fundamental change results in the notes becoming convertible (pursuant to the provisions described above under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”) into an amount of cash per note greater than the fundamental change repurchase price (assuming the maximum amount of accrued interest would be payable based on the latest possible fundamental change repurchase date) and (2) we provide timely notice of the holders’ right to convert their notes based on such fundamental change as described above under “—Conversion Rights—Conversion upon Specified Corporate Events.”

To exercise the fundamental change repurchase right for certificated notes, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders of certificated notes may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to holders, the trustee and the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes which must be $1,000 or a multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or a multiple thereof.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes.

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture. However, to the extent that our obligations to offer to repurchase and to repurchase notes pursuant to the provisions described above conflict with any law or regulation adopted after the date on which the notes are first issued and that is applicable to us, our compliance with such law or regulation will not be considered to be a default of those obligations.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

Notwithstanding anything to the contrary, we will be deemed to satisfy our obligations to repurchase notes pursuant to the provisions described above if one or more third parties conduct the repurchase offer and repurchase tendered notes in a manner that would have satisfied our obligations to do the same if conducted directly by us.

The repurchase rights of the holders upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of antitakeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, unless such change is in connection with a fundamental change or a make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes— We may not have the ability to raise the funds necessary to repurchase the notes for cash upon a fundamental change or to settle for cash conversions of the notes, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Events of Default

In addition to the events of default listed in the accompanying prospectus under the heading “Description of Debt Securities—Default and Related Matters—What is an Event of Default?”, the following will be constitute additional events of default for purposes of the notes:

(1)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for five business days; and

(2)

our failure to give (i) a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or (ii) notice of a make-whole fundamental change as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” or (iii) notice of a specified corporate transaction as described under “—Conversion Rights—Conversion upon Specified Corporate Events,” in each case when due and (in the case of clause (i) or (ii) only) such failure continues for five business days.

In addition, the indenture will provide that, with respect to the notes, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “ —Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of the notes outstanding for the first 180 days during which such event of default has occurred and is continuing, beginning on, and including, the date on which such an event of default first occurs and (ii) 0.50% per annum of the principal amount of the notes outstanding for each day during the next 185-day period during which such event of default is continuing beginning on, and including, the 181st day after such an event of default first occurred. However, in no event will additional interest exceed an aggregate rate of 0.50% per annum on any note.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 366th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided in the indenture.

In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 365-day period.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Amendment

Subject to certain exceptions, the indenture (as it relates to the notes) or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the principal amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)

reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in currency, or at a place of payment, other than that stated in the note;

(7)	change the ranking of the notes;

(8)

impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture (as it relates to the note) or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder in any material respect;

(7)

in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(9)	appoint a successor trustee with respect to the notes;

(10)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

(11)	comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder in any material respect;

(12)

irrevocably elect a settlement method or a specified dollar amount, or eliminate our right to elect a settlement method; provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “—Conversion Rights—Settlement upon Conversion;

(13)	provide for the issuance of additional notes; or

(14)	increase the conversion rate as provided in the indenture.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

This “—Modification and Amendment” section replaces the section of the accompanying prospectus under the heading “Description of Debt Securities—Modification and Waiver” in its entirety.

Discharge

We may satisfy and discharge our obligations under the indenture (other than our obligations with respect to certain surviving rights of the trustee) by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock (or, if applicable, reference property), solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

This “—Discharge” section replaces the sections of the accompanying prospectus under the headings “Description of Debt Securities—Defeasance” and “Description of Debt Securities—Satisfaction and Discharge.”

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. We will forward our calculations to any holder of notes upon the request of that holder. The trustee and conversion agent shall have no obligation to review or verify such calculations.

Reports

The indenture provides that we will file with the trustee, within 30 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports that the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, as amended; or, if we are not required to file information, documents or reports pursuant to either of such sections, then to file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Delivery of such reports, information, and documents to the trustee is for informational purposes only, and the trustee’s receipt thereof shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants in the indenture or the notes (as to which the trustee is entitled to rely exclusively on officer’s certificates). The trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with any of the covenants in the indenture or to determine whether such reports, information, or documents have been filed by us with the SEC.

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, bid solicitation agent, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

No Listing

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Governing Law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of Texas.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee nor the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same- day funds.

Certificated Notes

Unless we agree otherwise, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and a holder requests that its notes be issued in physical, certificated form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes or our common stock into which the notes may be converted.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and who hold the notes or our common stock as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as U.S. federal estate and gift tax considerations), or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s particular circumstances, or to certain categories of holders that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	banks or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt or governmental organizations;

•	insurance companies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

persons that hold the notes or our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	partnerships and other entities treated as pass-through entities for U.S. federal income tax purposes and holders of interests therein;

•	persons subject to the alternative minimum tax; and

•	former U.S. citizens or long-term residents of the United States.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes or our common stock, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships considering an investment in the notes or our common stock into which the notes may be converted and partners therein should consult their own tax advisor about the U.S. federal income tax consequences of acquiring, owning and disposing of the notes and our common stock into which the notes may be converted.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES OR COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances (see “Description of Notes—Events of Default”), we may be obligated to pay amounts on the notes that are in excess of stated interest on the notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” However, we do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. However, our position is not binding on the IRS, and it is possible that the IRS may take a different position, in which case, if the IRS’s position is sustained, a holder might be required to (i) accrue ordinary interest income at a higher rate than the stated interest rate, (ii) treat as ordinary income rather than capital gain any gain recognized on a taxable disposition of a note and (iii) treat the entire amount of realized gain upon conversion of a note as taxable ordinary income. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the notes or common stock received upon conversion of a note. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note or common stock received upon conversion of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

Except as provided below under “—Conversion of the Notes,” you will generally recognize capital gain or loss upon the sale, exchange (including an exchange with a designated financial institution in lieu of conversion, as discussed in “—Conversion of the Notes—Exchange in Lieu of Conversion” below), redemption, retirement or other taxable disposition of a note equal to the difference (if any) between the amount realized on such disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement, or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will not be included in the “amount realized” but will instead be treated in the same manner as described above in “—Interest on the Notes.” Your adjusted tax basis in the note will generally be equal to the amount you paid for the note as increased by the amount of any deemed distribution included in income as described below under “—Constructive Distributions”. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement, or other taxable disposition. Long-term capital gains of individuals, estates, and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Conversion of the Notes

Upon conversion of the notes, we may deliver solely shares of our common stock, cash, or a combination of cash and shares of our common stock at our election, as described above under “Description of Notes—Conversion Rights—Settlement upon Conversion.”

Conversion into Common Stock

Generally, you will not recognize gain or loss on the conversion of the notes solely into shares of common stock, other than with respect to any cash received in lieu of fractional shares, which will be treated as described below in “—Fractional Shares,” and other than common stock attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included the accrued interest in income.

The tax basis in the shares of common stock received (including any fractional share received) by you upon conversion of the notes (other than common stock received by you that is attributable to accrued but unpaid interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be equal to your aggregate adjusted tax basis in the notes converted.

The holding period for the shares of common stock received by you upon conversion of the notes generally will include the period during which you held the notes prior to the conversion, except that the holding period of any common stock received by you with respect to accrued but unpaid interest will commence on the day after the date of receipt.

Conversion into Cash

If we deliver solely cash upon a conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “—Disposition of the Notes”).

Conversion into Common Stock and Cash

As described below, if upon a conversion, we deliver a combination of cash and common stock to you in exchange for the notes, the tax consequences of such a conversion are unclear, and subject to different characterizations, and you should consult your own tax advisor regarding the consequences of such a conversion.

Treatment as a Recapitalization

We intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization of the notes in exchange for our common stock and cash. Under such circumstances, you would recognize capital gain, but not loss, equal to the lesser of (i) the excess of the sum of the fair market value of the common stock and the amount of cash received (other than amounts of cash or stock attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included the accrued interest in income) over your adjusted tax basis in the notes, and (ii) the amount of cash received by you (excluding cash paid in lieu of fractional shares, which will be treated as described in “—Fractional Shares” below, and cash attributable to accrued interest).

Except as described below under “—Alternative Treatment of Conversion as Part Sale and Part Conversion,” the tax basis in the shares of common stock received (including any fractional share deemed received) by you upon conversion of the notes (other than common stock received by you that is attributable to accrued but unpaid interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be equal to your aggregate adjusted tax basis in the notes converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

The holding period for the shares of common stock received by you upon conversion of the notes generally will include the period during which you held the notes prior to the conversion, except that the holding period of any common stock received by you with respect to accrued but unpaid interest will commence on the day after the date of receipt.

Alternative Treatment of Conversion as Part Sale and Part Conversion

If the conversion of a note into cash and common stock were not treated as a recapitalization as discussed above, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described above under “—Disposition of the Notes,” in which case our common stock received on such a conversion (other than common stock attributable to accrued but unpaid interest, which would be taxable as interest to the extent you have not previously included the accrued interest in income) would be treated as received upon a conversion of the other portion of the notes, which generally would not be taxable to you. In that case, your adjusted tax basis in the note would generally be allocated pro rata between our common stock received and the portion of the note that is treated as sold for cash based on the fair market value of our common stock and the cash. The holding period for our common stock received in the conversion would include your holding period for the note, except that the holding period of any common stock received with respect to accrued but unpaid interest would commence on the day after our common stock is received.

Fractional Shares

Cash received by you upon conversion in lieu of a fractional share of our common stock will be treated as a payment in exchange for the fractional share and generally will result in recognition of capital gain or loss equal to the difference between the amount of cash received by you and your tax basis in the fractional share (computed as described above).

Exchange in Lieu of Conversion

If you surrender notes for conversion, we may, at our election, direct the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to pay or deliver in exchange for such notes, the amount of cash, shares of our common stock or a combination of cash and shares of our common stock that would otherwise be due upon conversion. See “Description of Notes—Conversion Rights—Exchange in Lieu of Conversion.” If the designated financial institution accepts such notes and delivers cash, shares of our common stock or a combination of cash and shares of our common stock in exchange for the notes, you will be taxed on the transfer as a sale or exchange of the notes, as described under “—Disposition of the Notes.”

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances as described in “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you even though no cash is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. In certain circumstances, the failure to make an adjustment to the conversion rate may result in a deemed distribution to you if, as a result of such failure, your proportionate interest in our assets or earnings and profits is increased.

Any deemed distributions will be treated as taxable as a dividend to the extent of our current or accumulated earnings and profits, computed under U.S. federal tax principles, and thereafter as return of capital, or capital gain to the extent the deemed distribution exceeds your adjusted basis in the notes. You should consult your own tax advisor regarding whether any dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received and, if you are a corporate U.S. holder, whether you would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such deemed distribution is treated as a dividend. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding is applicable to a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding taxes as further described below in “—Information Reporting and Backup Withholding”), any future payments of cash or common stock on the notes may be used to satisfy such backup withholding.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders of notes not exempt from reporting. On April 12, 2016, the IRS proposed U.S. Treasury regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value (determined immediately after the conversion rate adjustment) of the right to acquire common stock without the conversion rate adjustment, (ii) the deemed distribution occurs at the earlier of the date the conversion rate adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution and (iii) we may be required to report the amount of any deemed distributions on our website or to the IRS and all U.S. holders of our notes (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but U.S. holders of the notes may rely on them prior to that date under certain circumstances. You are urged to consult your own tax advisor regarding the potential effects of the proposed regulations on a purchase of the notes.

Distributions on Common Stock

Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits, computed under U.S. federal tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends-received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.

Disposition of the Common Stock

Upon the sale, certain redemptions or other taxable disposition of our common stock received upon conversion of a note, you generally will recognize gain or loss equal to the difference between the amount realized and your tax basis in our common stock. Any gain or loss recognized on a taxable disposition of our common stock will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if your holding period at the time of the sale, redemption or other taxable disposition of our common stock is more than one year. Long-term capital gains of individuals, estates, and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate or merge into another entity (as described above under Description of Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” and the section in the accompanying prospectus under the heading “Description of Debt Securities – Special Situations – Mergers and Similar Events”). Depending on the circumstances, a change in the obligor of the notes as a result of the consolidation or merger could result in a deemed taxable exchange to a U.S. holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Furthermore, if the notes were to become exchangeable into stock of an entity other than the obligor, such an exchange would generally be a taxable event.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest and dividends (including deemed dividends) and the proceeds of the sale or other disposition (including a redemption, exchange, or retirement) of notes or common stock held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and U.S. residents, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest, dividends, and net gain from the disposition of property, such as the notes or our common stock, less certain deductions. You should consult your own tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes or common stock received upon conversion of a note. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of a note or common stock received upon conversion of a note that is an individual, corporation, estate or trust and that is not a U.S. holder.

Interest on the Notes

Subject to the discussion below concerning backup withholding and FATCA withholding, payments to you of interest on the notes generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates, and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners, or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below.

Interest paid to you that is effectively connected with your conduct of a trade or business in the United States, unless an applicable income tax treaty provides otherwise, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected interest will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. In addition, if you are a corporation for U.S. federal income tax purposes, you may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on your effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected interest.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for an exemption or a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Distributions and Constructive Distributions

Subject to the discussion below of withholding requirements under FATCA (as defined below) and effectively connected dividends, any distribution made to you on our common stock and any deemed distributions resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes (see “—Tax Consequences to U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. In the case of a deemed distribution resulting from certain adjustments, or the failure to make adjustments, to the conversion rate, such withholding may be made from subsequent payments of cash or common stock payable on the notes. To receive the benefit of a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends (including deemed dividends) that are effectively connected with your conduct of a trade or business in the United States, unless an applicable income tax treaty provides otherwise, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. In addition, if you are a corporation for U.S. federal income tax purposes, you may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on your effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

In addition, as described above, on April 12, 2016, the IRS proposed U.S. Treasury regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. See “—Tax Consequences to U.S. Holders—Constructive Distributions.” If adopted as proposed, the regulations would generally provide that, subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a non-U.S. holder and, if there is no associated cash payment, may satisfy such withholding obligations by withholding on other cash payments made to the same beneficial owner or by liquidating other property held in custody for the beneficial owner or over which it has control. If the proposed U.S. Treasury regulations are adopted as final regulations, the final regulations will be effective for deemed distributions occurring on or after the date of such adoption, but holders of the notes and withholding agents may rely on the proposed U.S. Treasury regulations prior to that date under certain circumstances.

Disposition of the Notes or Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding,” you generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, conversion, or other disposition (including a conversion settled in whole or in part for cash or an exchange with a designated financial institution in lieu of conversion, as discussed in “—Tax Consequences to U.S. Holders—Conversion of the Notes” above) of a note or common stock unless:

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•

in the case of common stock, our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with your conduct of a trade or business in the United States.

If you are a non-U.S. holder who is described in the first bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

If you are a non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, you generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in your effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for its notes or common stock (as applicable) (i) with respect to a disposition of its notes, (x) on any date on which its notes were acquired, notes with a fair market value greater than 5% of all of our outstanding common stock, or (y) more than 5% of the outstanding notes in the event that the notes are also regularly traded on an established securities market, or (ii) with respect to a disposition of its common stock, more than 5% of our common stock, will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of its notes or common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of its notes or common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

You should consult your own tax advisor with respect to the application of the foregoing rules to your ownership and disposition of the notes or our common stock.

Information Reporting and Backup Withholding

Payments to you of interest and dividends (including deemed dividends), and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of information returns reporting such interest and dividend (including deemed dividend) payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement. Payments of interest and dividends (including deemed dividends) generally will not be subject to backup withholding if you establish an exemption by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition of a note or our common stock effected by or through a U.S. office of a U.S. or foreign broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless you establish an exemption by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of a note or our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note or our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding may be credited by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA’’) generally impose a U.S. federal withholding tax of 30% on withholdable payments, including interest and dividends (including deemed dividends) paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of the notes or our common stock on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. You are encouraged to consult your own tax advisor regarding the effects of FATCA on an investment in the notes or our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF THE NOTES OR COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives, has agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of notes set forth opposite that underwriter’s name in the following table:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC.	$
BofA Securities, Inc.
Morgan Stanley & Co. LLC BNP Paribas Securities Corp.
Citigroup Global Markets Inc.

Total		$1,000,000,000

The underwriting agreement provides that the obligations of the underwriters severally and not jointly, to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have reserved the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement or to certain dealers at the public offering prices less a concession not to exceed     % of the principal amount of the notes. After the initial offering of the notes to the public, the representatives may change the public offering prices and other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $150 million aggregate principal amount of notes from us, solely to cover over-allotments, at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase an additional aggregate principal amount notes approximately proportionate to that underwriter’s initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

The following table shows the per note and total public offering price and underwriting discounts, and proceeds before expenses to us with respect to this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $150 million aggregate principal amount of notes, solely to cover over-allotments.

Total
	Per Note	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount to be paid by us with respect to the notes	$	$	$
Proceeds, before expenses, to us	$	$	$

We, for a period of 60 days from the date of this prospectus supplement, have agreed that we will not, without the prior written consent of J.P. Morgan Securities LLC, BofA Securities, Inc., and Morgan Stanley &

Co. LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. The restrictions in this paragraph do not apply to (a) the issuance by us of the notes in connection with this offering and the issuance by us of shares of our common stock upon conversion of the notes, (b) the issuance by us of the shares of our common stock in the Concurrent Common Stock Offering, (c) the issuance by us of shares of our common stock upon the exercise of an option or warrant or the settlement or conversion of a security outstanding, (d) the issuance by us of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock pursuant to any employee stock option plan, incentive plan or stock ownership plan that our board of directors has approved (including, but not limited to, our Amended and Restated 2007 Equity Incentive Plan), (e) the issuance by us of any warrants or other equity-based consideration required by or a part of any financings under the CARES Act, including the issuance of our common stock upon the exercise or conversion of any such warrants or other equity-based consideration and the filing of one or more resale registration statements in connection therewith, or (f) facilitating the establishment of certain trading plans on behalf of a shareholder, officer, or director.

All of our directors and executive officers, for a period of 30 days from the date of this prospectus supplement, have agreed that they will not, without the prior written consent of J.P. Morgan Securities LLC, BofA Securities, Inc., and Morgan Stanley & Co. LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or notes beneficially owned by such director or officer or any other securities so owned convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock or the notes, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash, or otherwise. The foregoing sentence shall not apply to (a) transactions relating to our common stock, the notes, or other securities convertible into or exercisable or exchangeable for our common stock acquired in open market transactions after the completion of this offering and the Concurrent Common Stock Offering, provided that no filing under the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions; (b) transfers of our common stock, the notes, or any security convertible into or exercisable or exchangeable for our common stock as a bona fide gift or gifts; (c) dispositions of our common stock, the notes, or any security convertible into or exercisable or exchangeable for our common stock by qualified domestic relations order, will or other testamentary document or by intestacy, provided that any public report or filing shall clearly indicate in footnotes the reason for such transfer; (d) transfers of our common stock, the notes, or any security convertible into or exercisable or exchangeable for our common stock to, from or between any one or more trusts, family limited partnerships, or other estate planning vehicles for the direct or indirect benefit of such director or officer or the immediate family of such director or officer; and (e) distributions of our common stock, the notes, or any security convertible into or exercisable or exchangeable for our common stock to limited partners, members, stockholders, or trust beneficiaries of such director or officer, or to any investment fund or other entity controlled or managed by such director or officer; provided that (i) in the case of any transfer or distribution pursuant to clause (b), (c), (d), or (e), each donee, transferee, or distributee shall sign and deliver a lock up agreement substantially in the form of the lock-up agreement signed by such director or officer, (ii) in the case of any transfer or distribution pursuant to clause (b) or (d), no filing under the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made, and (iii) in the case of any transfer or distribution pursuant to clause (e), any filing under the Exchange Act shall clearly indicate in footnotes the reason for such transfer or distribution, and no such filing shall be voluntarily made; (f) the exercise or settlement of equity-based compensation awards granted under any stock incentive plan or stock purchase plan described (including through incorporation by reference) in this prospectus supplement, including the withholding of shares to satisfy exercise price, tax withholding obligations or both, provided that the net underlying shares issued thereunder shall be subject to the restrictions on transfer, and provided further, that any public report or filing shall clearly indicate in footnotes the reason for such transfer and that no public filings or reports would be made voluntarily; or (g) facilitating the establishment of certain trading plans on behalf of a shareholder, officer or director.

Our common stock is listed on New York Stock Exchange under the symbol “LUV.”

We estimate that our total expenses for this offering, other than the underwriting discount, will be approximately $3.0 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. An affiliate of J.P. Morgan Securities LLC is a merchant processing bank and a counterparty to certain agreements with us to process customer credit card transactions for the sale of air travel and other services. Under certain circumstances, such affiliate has the right to require that we establish additional cash or other collateral reserves or withhold payments related to receivables collected upon certain triggers, including chargebacks processed reaching a certain level or our credit rating falling to specified levels below investment grade. See “Where You Can Find More Information.” Certain of the underwriters and their respective affiliates perform, and may perform in the future, various financial advisory, investment banking, and commercial banking services from time to time for us and our affiliates, for which they receive, or will receive, customary fees and expense reimbursement. The underwriters and their affiliates also may be lenders under our Amended and Restated Revolving Credit Agreement and our Amended and Restated 364-Day Credit Agreement, and certain of the underwriters and their affiliates are lenders under term loans to which we are party or which we guarantee. The underwriters are also acting as underwriters in the Concurrent Common Stock Offering for which they will receive customary underwriting discounts and commissions.

In connection with the issuance of the notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their respective affiliates. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

New Issue of Notes

There are currently no public trading markets for the notes. We have not applied and do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for the notes will develop, that you will be able to sell your notes at a particular time, or that the price you receive when you sell will be favorable.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the number of notes represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of notes in an amount in excess of the number of notes represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of notes either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase notes in the open market or must exercise the over-allotment option. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the underwriters’ over-allotment option.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Sales Outside the United States

European Economic Area

The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”) . Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the notes in the United Kingdom.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant person.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the notes will not benefit from protection or supervision by such authority.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation, or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i) (B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the notes.

Accordingly, the notes have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the notes constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the notes. The notes may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the notes constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the notes. The notes may only be transferred en bloc without subdivision to a single investor.

Dubai

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any common stock issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those common stock except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, and for the underwriters by Sidley Austin LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s web site at www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K) until we sell all the notes offered hereby.

•

Annual Report on Form 10-K for the fiscal year ended December  31, 2019; including those portions of our Proxy Statement on Schedule 14A filed on April 9, 2020 that are specifically incorporated by reference into such Annual Report on Form 10-K;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2020;

•	Current Reports on Form 8-K filed on February 10, 2020, March 16, 2020, April 2, 2020, and April 21, 2020; and

•	The description of our common stock contained in our Current Report on Form 8-K filed February 1, 2011, including any subsequently filed amendments and reports updating such description.

We make available free of charge on or through our Internet website, www.southwest.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus supplement or the accompanying prospectus.

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address:

Southwest Airlines Co. c/o Investor Relations

P. O. Box 36611, HDQ-6IR

2702 Love Field Drive

Dallas, Texas 75235

(214) 792-4908

PROSPECTUS

Southwest Airlines Co.

DEBT SECURITIES

and

COMMON STOCK

We may offer and sell our unsecured debt securities and shares of our common stock from time to time in amounts, at prices and on terms that we will determine at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “LUV.”

INVESTING IN OUR SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS THAT ARE REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE ANY INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 9, 2018.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Southwest,” “we,” “us,” “our” and the “company” each refers to Southwest Airlines Co. and its consolidated subsidiaries, unless the context indicates otherwise.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on, and include statements about, Southwest’s estimates, expectations, beliefs, intentions and strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “believe,” “anticipate,” “expect,” “intend,” “may,” “will,” “estimate,” “would,” “could,” “should,” “project,” “plan,” “goal” and similar expressions.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by Southwest’s forward-looking statements or from historical experience or Southwest’s present expectations. Known material risk factors that could cause these differences are set forth in our filings with the SEC that are incorporated in this prospectus by reference or that are stated in a prospectus supplement to this prospectus under the caption “Risk Factors.” Caution should be taken not to place undue reliance on the company’s forward-looking statements, which represent the company’s views only as of the dates of the respective documents. The company undertakes no obligation to update publicly or revise any forward-looking statements to reflect subsequent events or circumstances.

ABOUT SOUTHWEST AIRLINES CO.

Southwest Airlines Co. operates Southwest Airlines, a major passenger airline that provides scheduled air transportation in the United States and selected near-international markets. Our principal executive offices are located at P.O. Box 36611, Dallas, Texas 75235, and our telephone number is (214) 792-4000. We maintain a website on the Internet at http://www.southwest.com. Information that you may find on this website is not part of this prospectus.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and those that may be included in the applicable prospectus supplement, as well as the cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from any offering of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issuance of securities. Such general corporate purposes may include, among other possible uses, the repayment of short-term or long-term indebtedness and capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

Year Ended December 31,
2017	2016	2015	2014	2013
9.07	9.62	9.60	5.37	3.92

Earnings represent:

•	Income before income taxes, excluding the cumulative effect of accounting changes; plus

•	Fixed charges, excluding capitalized interest.

Fixed charges include:

•	Interest, whether expensed or capitalized; and

•	A portion of rental expense. Our management believes this is representative of the interest factor in those periods.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under the indenture, dated September 17, 2004, between us and Wells Fargo Bank, N.A., which acts as trustee. We may issue as many distinct series of debt securities under the indenture as we wish.

The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this section under “Default and Related Matters — Remedies if an Event of Default Occurs.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by Texas law. A copy of the indenture may be obtained from us as described below under “Incorporation of Certain Documents by Reference.”

This section summarizes the material terms of the debt securities that we expect will be common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences with the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning for only the more important terms. You must look to the indenture for the most complete description of what is described in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the applicability of the provisions described under “Defeasance”;

•

if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities (including its convertibility into our common stock).

Legal Ownership

Street Name and Other Indirect Holders. Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if required;

•	whether and how you can instruct it to send you debt securities registered in your own name so that you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold debt securities in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “Legal Ownership — Street Name and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor, you should be aware that if debt securities are issued only in the form of global securities:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “Legal Ownership — Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interest in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations when Global Security will be Terminated. In a few special situations described in the next paragraph, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described under “Legal Ownership” in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and a successor depositary is not appointed by us within 90 days.

•	When we notify the trustee that we wish to terminate the global security.

•

When an event of default on the securities has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exists for a specified period of time. (Default is discussed later under “Default and Related Matters.”) The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

IN THE REMAINDER OF THIS DESCRIPTION, “YOU” MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED “STREET NAME AND OTHER INDIRECT HOLDERS.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights in several Special Situations, such as if we merge with another company, or if we want to change a term of the debt securities via Modification and Waiver;

•	A Defeasance clause and a Satisfaction and Discharge provision, each of which may allow for us to be completely released from our payment and other obligations on the debt securities; and

•	Your rights if we Default.

Additional Mechanics

Form, Exchange and Transfer. The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable, we may block the transfer or exchange of debt securities for a period beginning 15 days before the day we mail the notice of redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents. We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in Dallas, Texas. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. However, if the debt securities are represented by a global security, we will make payments to the depositary by wire.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices. We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events. We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•

Where we consolidate or merge out of existence or sell or convey all or substantially all of our assets, the other entity must be organized under the laws of a state or under federal law, and it must agree to be legally responsible for the debt securities.

•

Immediately after the merger, sale of assets or other transaction, we must not be in default on the debt securities. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	extend the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable on an original discount security upon acceleration of the maturity of the debt security following a default;

•	impair your right to sue for payment; and

•	reduce the percentage of the principal amount of debt securities of any series or all series (voting as one class) the consent of which is needed to modify or amend the indenture.

Changes Requiring a Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by the holders of debt securities owning at least a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect the interests of holders of the debt securities described in the next paragraph. We may obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default unless we obtain an individual consent to the waiver from every holder.

Changes Not Requiring Approval. The third type of change to the indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect the interests of holders of the debt securities. Holders of debt securities will also not be eligible to vote if the debt securities have been fully defeased as described below under “Defeasance.”

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance

We may be completely released from our payment and other obligations on the debt securities. The following discussion of defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

If there is a change in federal tax law, or if we obtain a ruling from the Internal Revenue Service, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full or legal defeasance, if we put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

There must be a change in federal tax law or a ruling from the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, the tax law change described above.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•

we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•

all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Ranking. The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally in contractual right of payment with all of our other unsubordinated indebtedness.

Events of Default. You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default? The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security when due.

•	We do not pay interest on a debt security within 30 days of its due date.

•

We remain in breach of any other covenant or agreement in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the outstanding principal amount of debt securities of the affected series.

•

We default on any indebtedness for borrowed money totaling over $50,000,000 and our obligation to repay such indebtedness is accelerated, and this repayment obligation remains accelerated for 10 days after we receive a notice of default by the trustee or holders of at least 25% of the outstanding principal amount of the affected debt securities.

•	We file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non-payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Concerning the Trustee

The trustee under the indenture is Wells Fargo Bank, N.A.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture), it must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

General

We are incorporated in the State of Texas. The rights of our shareholders are generally covered by Texas law and our certificate of formation and bylaws (each as amended and restated and in effect on the date hereof). The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”), and the common and constitutional law of Texas. Our certificate of formation was filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and our bylaws were filed as Exhibit 3.1 to our Current Report on Form 8-K filed on November 21, 2016. You are encouraged to read these documents.

We are authorized to issue 2,000,000,000 shares of common stock, $1.00 par value, of which 587,950,973 shares were outstanding on February 5, 2018. Our common stock is traded on the NYSE under the symbol “LUV.” We are not authorized to issue shares of preferred stock.

Voting Rights

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or our certificate of formation, the act of the shareholders shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of shareholders at which a quorum is present; provided that, for purposes thereof, all abstentions and broker nonvotes shall not be counted as voted either for or against such matter. Directors shall be elected by a majority of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present; provided that, if the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. For purposes thereof, (i) a majority of the votes cast means that the number of votes cast for a director must exceed the number of votes cast against that director, and (ii) abstentions and broker nonvotes shall not be counted as votes cast either for or against any nominee for director.

Dividend Rights

Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights

In the event of our liquidation, the holders of our common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Certain Business Combination Restrictions

Section 21.606 of the TBOC restricts certain business combinations between us and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of our stock entitled to vote for directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of our voting stock that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares. Although we may elect to exclude ourselves from the restrictions imposed by Section 21.606, our certificate of formation does not do so.

Certain Provisions of Our Certificate of Formation and Bylaws

Some provisions of our certificate of formation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

•

cumulative voting in the election of our board of directors, which would otherwise allow less than a majority of shareholders to elect director candidates, is prohibited under our certificate of formation;

•

our board of directors fixes the size of the board of directors, may create new directorships and may appoint new directors to serve in such newly-created positions until the next election of one or more directors by our shareholders;

•

our board of directors may amend or repeal our bylaws, or adopt new bylaws, unless (a) such power is reserved exclusively to our shareholders in whole or part by our certificate of formation or the laws of Texas or (b) our shareholders in amending, repealing or adopting a particular bylaw have expressly provided that our board of directors may not amend or repeal that bylaw;

•	all shareholder actions must be taken at a regular or special meeting of our shareholders and cannot be taken by written consent without a meeting;

•

we have advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, which generally require that shareholder proposals be provided to us between 60 and 90 days before the anniversary of our last annual meeting and director nominations be provided to us between 120 and 150 days before the anniversary of our last annual meeting in order to be properly brought before a shareholder meeting;

•	our directors may be removed only for cause, by vote of the holders of a majority of the shares then entitled to vote for the election of directors; and

•

unless we consent in writing to the selection of an alternative forum, the United States District Court for the Northern District of Texas or, if such court lacks jurisdiction, the state district court of Dallas County, Texas, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for certain types of actions or proceedings.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the company to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Other

Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. The outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services (formerly Wells Fargo Shareowner Services) at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed for trading on the New York Stock Exchange under the symbol “LUV.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information, as well as the information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K) until we sell all the securities:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 7, 2018; and

•	The description of our common stock contained in our Current Report on Form 8-K filed February 1, 2011, including any subsequently filed amendments and reports updating such description.

We make available free of charge on or through our Internet website, www.southwest.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other reports and statements filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may obtain a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:

Southwest Airlines Co. c/o Investor Relations

P.O. Box 36611, HDQ-6IR

Dallas, Texas 75235

(214) 792-4908

$1,000,000,000

Southwest Airlines Co.

    % Convertible Senior Notes due 2025

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan

BofA Securities

Morgan Stanley

BNP PARIBAS

Citigroup

    , 2020